Exhibit 2.1

TECHNOLOGY ASSIGNMENT AGREEMENT

This TECHNOLOGYASSIGNMENT AGREEMENT ("Agreement") is entered into as of the date last executed below (the "Effective Date") by and between Christopher Dean, an individual with a principal address in Ogden, Utah ("SELLER" and "ASSIGNOR"), and Vican Resources, Inc., a Nevada corporation and a publicly traded entity with a principal business address of 2600 W. Executive Pkwy., Suite 500, Lehi, Utah, ("BUYER" and "ASSIGNEE") ("BUYER" and "SELLER" each a "Party" and collectively, the "Parties").

WHEREAS SELLER owns all rights, title, and interest in certain intellectual property as described fully in Exhibit A attached hereto (the "Assigned Technology"); and

WHEREAS SELLER seeks to assign all his rights, title and interest in the Assigned Technology, and BUYER desires to acquire the Assigned Technology;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

Section 1.    Assignment

1.1 Subject to the terms set forth in Section 2.1, SELLER hereby agrees to sell, transfer and assign to BUYER on the Effective Date all rights, title and interest in and to the Assigned Technology that Seller has, including the right to sue for injunctive relief and damages for unlawful use or infringement of any of the Assigned Technology, including but not limited to any damages for past unlawful use or infringement that may have preceded the Effective Date.

1.2 Except as expressly set forth in this section, BUYER shall be solely responsible for any expenses of recording the transfer of the Assigned Technology to BUYER, including but not limited to taxes, legal fees and patent and trademark office fees in any jurisdiction, associated with perfecting BUYER's right, title, and interest in the Assigned Technology and recordation thereof.

Exhibit 2.1 -- Page 1

1.3 BUYER shall be solely responsible for any and all expenses related to this Agreement and enforcement of any property rights transferred hereby, including attorneys' fees and patent office fees in any jurisdiction, due on or after the Effective Date, and relating to: (i) enforcing any property rights associated with the Assigned Technology; or (ii) further recordation of ownership of Assigned Technology.  SELLER shall not be obligated to assist in prosecution or maintenance of the Assigned Technology other than as required to apply for a nonprovisional patent on the same process or method as described on the Assigned Technology.

1.4 Except with respect to the Assigned Technology as expressly set forth in this Agreement, no other license, immunity, ownership interest, or other right is granted under this Agreement, either directly or by implication, estoppel, or otherwise.

Section 2.   Consideration, Taxes, and Communication

2.1 Consideration.  As consideration for the assignment to BUYER under this Agreement, BUYER agrees to issue to SELLER (or his designated proxy) Seven Million Five Hundred Thousand (7,500,000) restricted Common Stock shares of BUYER within ten (10) business days of the Effective Date.

2.2 Taxes.  Each Party agrees to assume its own respective tax liabilities that may arise from furnishing consideration under this Agreement.  If such tax becomes payable, the Party with the tax liability shall be solely responsible for determining the amount of and paying the tax.  Each Party has individually consulted with his, her, or its own tax counsel and has carefully considered any tax liability that performance of this Agreement may trigger, and agrees to bear sole responsibility for any such taxes.

2.3 Notices.  Notices and other communications made pursuant to this Agreement shall be sent by electronic mail or registered or certified mail or by reputable courier to the addresses set forth on the signature page hereof.  Notices and other communications sent by electronic mail shall be effective upon dispatch if followed within twenty-four (24) hours by a mailed confirmation.  Notices and other communications sent by mail or courier shall be effective upon deposit with the postal service or with the courier.

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Section 3.    Representations and Warranties

3.3 By Seller:

SELLER represents and warrants to BUYER that:

(a) he has the full right and power to assign his rights in the Assigned Technology as set forth in Section 1.1;

(b) he has not made any filings or recordings with respect to the Assigned Technology with any government office.

(c) there are no legal or administrative proceedings currently pending concerning the Assigned Technology to which SELLER is a party, adversely affecting the ownership, validity, or enforceability of the Assigned Technology, nor has there been any such proceedings in the past.

(d) SELLER does not own or control any other patents or patent applications filed with the United States Patent and Trademark Office that have claimed priority from the Assigned Technology;

(e) SELLER has not granted any right or license in or to the Assigned Technology to any person or entity whatsoever.

3.4 By Buyer:

BUYER represents and warrants to SELLER that:

(a) it has valid legal existence in its state of organization;
(b) it has the ability to perform as stated in this Agreement;

(c)  that it has currently under its articles of organization sufficient capital stock authorized and unissued to issue the required shares as consideration to SELLER under this Agreement.

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Section 4.  Miscellaneous

4.1 Discretion over Prosecution. BUYER, as the acquirer of SELLER's right, title, and interest in the Assigned Technology, has sole discretion over whether to file any claim against a third party for any infringement or unlawful use of the Assigned Technology, or to defend any action or suit brought concerning any right, title, or interest in Assigned Technology.

4.2 Indemnification.  BUYER shall indemnify and hold SELLER harmless against all losses, costs and expenses (including attorneys' fees) arising from BUYER's activities relating to recording, defending, enforcing, or licensing the Assigned Technology.  If BUYER brings or maintains any claim based on the Assigned Technology against any third party, BUYER shall indemnify SELLER from all losses, costs and expenses arising therefrom.

4.3    Records.  Should BUYER file a claim against a third party for infringement or unlawful use of the Assigned Technology, and that third party allege that SELLER granted it a valid license or claims other immunity from suit, SELLER agrees to, upon written request from BUYER that includes a detailed description of the claim and all documentation relied upon by such third party to support such allegations, unless prohibited by law or contractual obligation, provide BUYER with any and all records, documentation or communications in his possession or reasonably available relevant to enforcing BUYER'S ownership rights in such an action or claim.

4.4 No Oral Modifications. This Agreement shall not be binding upon the Parties until it has been signed by or on behalf of each party.  No amendment or modification to the terms contained herein shall be valid or binding on the Parties unless made in writing and signed.

4.5 Separately Enforceable. If any court finds any term of this Agreement to be invalid, illegal or unenforceable in any respect, remaining portions of this Agreement shall continue to be valid and in full effect.

4.6 Governing Law and Forum Selection.  This Agreement shall be construed in accordance with the laws of the State of Utah.  As part of the consideration received hereunder, each Party agrees that any disputes that may arise as a result of this Agreement shall be adjudicated in the state and federal courts of Utah.

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4.7 Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

4.8 Entire Understanding. This Agreement represents the entire understanding between the Parties with respect to the Assigned Technology, and supersedes any and all prior discussions between the Parties.  Neither Party shall be bound by any condition, definition, warranty, understanding or representation on the subject matter hereof other than as expressly provided herein.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall together constitute one and the same instrument.

4.10    Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any part of this Agreement were not performed in accordance with the exact terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedies to which they may be entitled at law or in equity.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last executed below.

SELLER:

CHRISTOPHER DEAN

By: Christopher Dean
Date: January 18, 2018

Address for Notices:

Email:

BUYER:

VICAN RESOURCES, INC.

By: Ian Jenkins
Its: President and CEO
Date: January 18, 2018

Address for Notices:

Vican Resources, Inc. (Frelii, Inc.)
2600 W. Executive Pkwy., Ste. 500
Lehi, UT 84043
Email: ianjenkins@frelii.com

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EXHIBIT A

DESCRIPTION OF ASSIGNED TECHNOLOGY

"Assigned Technology" shall include all technical information relating to Vican Resources, Inc., Unprescribed LLC, Cornerstone Medical LLC (together referred to as "Vican"), their successors and assigns, that relate to Vican's business plan, which is developing consumer website technology with advanced medical diagnostic capabilities based on machine learning.  Such technical information shall include but is not limited to software, source code, firmware, repository files, algorithms, integrations, copyrights, proprietary designs, plans, processes, test procedures, any unpublished research and development information, inventions (whether or not patentable), technical data and information, trade secrets, and know how owned or licensable by Christopher Dean or any entities in which he holds a beneficial interest, or entities under common ownership, as of the Effective Date, or in the future including:

● Frelii PHP source code (contains the following)
○ Read me file
○ All code files.
○ All firmware files
○ All Repository files
○ Meal plan algorithm.
○ Patient diagnosis algorithm.
○ Integration and custom extension for eform system.
○ Integration and custom extension for recipe system.
○ All data associated with said source code

● Workout PHP source code (contains the following)
○ Read me file.
○ All code files.
○ All firmware files
○ All Repository files
○ Workout plan algorithm.
○ Integration and custom extension with custom field types.
○ Integration with Frelii PHP plugin.
○ All data associated with said source code

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● Lab Integration PHP source code (contains the following)
○ Read me file.
○ All code files.
○ All firmware files
○ All Repository files
○ bidirectional interface with vibrant health server.
○ lab ordering woocommerce payment integration.
○ Patient lab results algorithm.
○ Patient meal plan algorithm extension.
○ Patient exercise algorithm extension.
○ Patient Supplement recommendation algorithm
○ All data associated with said source code

Exhibit 2.1 -- Page 8